Exhibit 4.3

RADIAN6 TECHNOLOGIES INC.

THIRD AMENDED AND RESTATED STOCK OPTION PLAN

(December 21, 2009)

1.	PURPOSE

The purpose of this Plan is to encourage ownership of the Shares by Eligible Persons who are primarily responsible for the management and profitable growth of its business and to advance the interests of the Corporation by providing additional incentive for superior performance by such persons and to enable the Corporation and its Subsidiaries to attract and retain valued directors, officers, employees and Consultants.

2.	INTERPRETATION

For the purposes of this Plan, the following terms shall have the following meanings

(a)	“Affiliated Entity” has the meaning ascribed to such term in NI 45-106 in relation to the Corporation;

(b)	“Associate” has the meaning ascribed to such term in NI 45-106;

(c)	“Board” means the board of directors of the Corporation;

(d)	“Corporation” mean Radian6 Technologies Inc. and its successors;

(e)	“Control” means the acquisition by any person (or group of persons acting in concert) of shares of the Corporation carrying more than 50% of the votes for the election of directors of the Corporation;

(f)	“Consultant” has the meaning ascribed to such term in NI 45-106;

(g)	“Effective Date” means the date of adoption of this Plan by the Board, namely December 21, 2009;

(h)	“Eligible Person” means an Employee, a Consultant, or a director or officer of the Corporation or of an Affiliated Entity;

(i)	“Employee” means a current full-time or part-time employee of the Corporation or its Affiliated Entities and includes any Registered Retirement Savings Plan or Registered Retirement Income Fund established by or for an Employee (or under which an Employee is the beneficiary);

(j)	“Exercise Notice” means a notice in writing, in the form set out in Schedule “B” hereto, signed by an Participant and stating the Participant’s intention to exercise a particular Option;

(k)	“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised pursuant to the terms of this Plan (provided however that the Exercise Period may not exceed seven (7) years from the relevant date of grant);

(l)	“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions, as the same may be amended and/or replaced or supplanted from time to time;

(m)	“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan;

(n)	“Outstanding Issue” means the number of issued and outstanding Common Shares of the Corporation at any given date calculated on a fully-diluted basis;

(o)	“Participant” means Eligible Persons to whom Options have been granted;

(p)	“Plan” means this Third Amended and Restated Stock Option Plan of the Corporation, which further amends and restates the Broad Based Stock Option Plan dated August 10, 2006;

(q)	“Related Person” shall have the meaning ascribed thereto in NI 45-106;

(r)	“Shareholders’ Agreement” means any shareholders’ agreement of the Corporation generally applicable to its shareholders currently in force;

(s)	“Shares” means the Non-Voting Shares of the Corporation or any shares or securities which result from a reclassification or redesignation of the Non-Voting Shares or any shares or securities which are substituted for the Non-Voting Shares as a result of any reorganization or restructuring, consolidation, amalgamation, merger, business combination or other similar transaction involving the Corporation;

(t)	“Stock Option Agreement” means a signed, written agreement between an Participant and the Corporation, in the form attached as Schedule “A” hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan;

(u)	“Subsidiary” means any corporation that is a subsidiary of the Corporation as defined under subsection 1(5) of the Business Corporations Act (New Brunswick);

(v)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person; and

(w)	“Voting Trust Agreement” means any voting trust agreement of the Corporation generally applicable to its shareholders who are otherwise Participants in force at any given time and includes any power of attorney required to be provided pursuant thereto.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

This Plan and all matter which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein.

3.	ADMINISTRATION

The Plan shall be administered by the Board. Subject to the limitations of the Plan, the Board shall have the authority:

(a)	to grant options to purchase Shares to Eligible Persons;

(b)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(c)	to determine the vesting provisions applicable to such grants;

(d)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and

(e)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.

4.	SHARES SUBJECT TO THE PLAN

The maximum number of Shares issuable under this Plan shall be determined by the Board in its sole and absolute discretion pursuant to the Shareholders’ Agreement, subject only to applicable laws and any shareholder or other approval which may be required.

Any Shares subject to an Option which for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan. No fractional Shares shall be issued.

5.	PARTICIPATION

Options shall be granted under the Plan only to Eligible Persons designated from time to time by the Board and shall be subject to the approval of such regulatory authorities as may have jurisdiction. The extent to which any Eligible Person is entitled to be granted Options pursuant to the Plan will be determined in the sole and absolute discretion of the Board, provided, however, that, if and so long as any of the Corporation’s securities are listed on the Toronto Stock Exchange or the Corporation is a reporting issuer in any jurisdiction in Canada, the following restrictions shall apply to this Plan together with all other plans or stock option agreements of the Corporation:

(a)	the aggregate number of Shares reserved for issuance pursuant to Options granted to Related Persons shall not exceed ten percent (10%) of the Outstanding Issue;

(b)	Related Persons shall not be issued, within any twelve month period, a number of Shares which exceeds ten percent (10%) of the Outstanding Issue;

(c)	the number of Shares reserved for issuance pursuant to Options to any one Participant and such Participant’s Associates shall not exceed seven percent (7%) of the Outstanding Issue;

(d)	no single Participant together with such Participant’s Associates shall be granted, within any twelve month period, Options representing a number of Shares which exceeds five percent (5%) of the Outstanding Issue; and

6.	TERMS AND CONDITIONS OF OPTIONS

All grants of Options under the Plan shall be evidenced by Stock Option Agreements. Any one proper officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, a Stock Option Agreement to each Participant. Such Stock Option Agreements will be subject to the applicable provisions of this Plan and will contain the following provisions, as well as such other provisions, not inconsistent with the Plan, as may be deemed advisable by the Board:

(a)	Option Price: The exercise price of any Shares in respect of which an Option may be granted (the “Option Price”) shall be fixed by the Board. In the resolution allocating any Option, the Board may determine that the date of grant of the Option shall be a future date determined in the manner specified in such resolution. The Option Price shall not be fixed at an amount less than the fair market value of a Share at the time of granting and if and for so long as any of the Corporation’s securities are listed on the Toronto Stock Exchange, the Option Price shall not be less than the closing trading price per Share on the Toronto Stock Exchange on the last trading day preceding the date of grant on which there was a closing price.

(b)	Payment: Subject to section 7, the full Option Price of Shares purchased under an Option shall be paid in cash or certified funds upon the exercise thereof, and upon receipt of payment in full, but subject to the terms of the Plan, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable. A holder of an Option shall have none of the rights of a shareholder until the Shares are duly issued to him.

(c)	Term of Option and Vesting: Options may be granted under this Plan exercisable over a period not exceeding seven (7) years. Each Option shall be subject to earlier termination as provided in Subsection 6(e). Unless otherwise specified by the Board at the time of granting an Option in a Stock Option Agreement, each Option shall vest and be exercisable as follows:

(i)	25% of the Shares issuable pursuant to the exercise of an Option shall vest and may be purchased by way of the exercise of such Option on the first anniversary of the date of grant thereof; and

(ii)	an additional 6.25% of the Shares issuable pursuant to the exercise of an Option shall vest and may be purchased by way of the exercise of such Option on the last day of each three month period thereafter commencing on the last day of the third month following the first anniversary of the date of grant thereof and ending on the last day of the forty-eighth month following the date of grant.

The Optionee may not exercise any portion of the Option prior to the date on which such portion has vested. Once a portion of an Option vests and becomes exercisable, it shall remain exercisable until expiration or termination of such Option, unless otherwise specified by the Board in connection with the grant of such Option or pursuant to section 7 hereof. Each Option or portion thereof which has vested may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable. The Board may accelerate the date upon which any installment of any Option becomes exercisable.

(d)	Exercise of Option: Subject to the provisions contained in subparagraph 6(e), no Option may be exercised unless the Participant is then an Eligible Person. This Plan shall not confer upon the Participant any right with respect to continuation of employment by the Corporation. Absence on leave approved by an officer of the Corporation or of any Subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan. Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office of a fully completed Exercise Notice specifying the number of Shares with respect to which the Option is being exercised and accompanied by (i) payment in full of the Option Price of the Shares then being purchased and (ii) executed copies of (a) a counterpart and acknowledgement to any Shareholders’ Agreement, in force at such date (if such Participant is not already a party thereto) and (b) a Voting Trust Agreement (collectively, the “Ancillary Agreements”). The Participant explicitly acknowledges and agrees that, notwithstanding the terms of the Plan, the Corporation has the right under the Shareholders’ Agreement to repurchase any Shares issued to the Participant pursuant to the exercise of the Options in accordance with the terms and conditions set out in the Shareholders’ Agreement.

(e)	Termination of Options: Any vested Option granted pursuant hereto (to the extent not validly exercised) and any unvested portion of an Option will terminate on the earlier of the following dates unless otherwise specified in the grant of options:

(i)	the date of expiration specified in the option agreement or in the resolution of the Board granting such Option, as the case may be, being not more than seven (7) years after the date upon which the Option was granted;

(ii)	if the Participant is an Employee and is terminated for cause, the date the Participant receives a notice of termination of employment. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(iii)	if the Participant is an Employee and is terminated for reasons other than cause and not as a result of death, permanent disability or retirement, ninety (90) days after the date the Participant receives a notice of termination of employment or otherwise ceases to be an Eligible Person. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(iv)	one hundred and eighty (180) days after the date of the death of the Participant, during which period the Option may be exercised by the Participant’s legal representative or the person or persons to whom the deceased Participant’s rights under the Option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Participant would have been entitled to exercise the Option on the date of death;

(v)	ninety (90) days after termination of the Participant’s employment by reason of permanent disability or retirement under any retirement plan of the Corporation or any Subsidiary, during which ninety (90) day period the Participant may exercise the Option to the extent he was entitled to exercise it at the time of such termination, provided that if the Participant shall die within such ninety (90) day period, then such right shall be extended to ninety (90) days following the date of death of the Participant and shall be exercisable only by the persons described in clause 6(e)(iv) hereof and only to the extent therein set forth; and

(vi)	in accordance with and subject to Section 7, upon the occurrence of an event pursuant to which all outstanding Options are exercised, terminated, replaced or otherwise dealt with in the manner described in that Section.

(f)	Nontransferability of Stock Option: No Option shall be transferable or assignable by a Participant other than by will or the laws of descent and distribution and during the lifetime of a Participant an Option held by a Participant shall be exercisable only by such Participant.

(g)	Applicable Laws or Regulations: The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any stock exchange on which the Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obligated by any provision of the Plan or the granting of any Option hereunder to issue or sell Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or the Shares under the securities laws of any jurisdiction and any purported grant of any Option or issue or sale of Shares hereunder in violation of this provision shall be void. In addition, if the Corporation is listed on a stock exchange, the Corporation shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Shares are listed for trading. Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

7.	CONDITIONS OF GRANT

As a condition of the grant of any Option to any Participant, each such Participant hereby:

(a)	agrees that notwithstanding any other provision of this Plan, if there is:

(i)	a proposed amalgamation, merger, business combination or other transaction involving the Corporation that, if completed, would result in those persons who were shareholders of the Corporation immediately prior to the transaction owning shares in the surviving entity which represent less than 50% of the votes attaching to all shares of the surviving entity;

(ii)	the proposed sale or transfer of all or substantially all of the assets of the Corporation;

(iii)	a proposed reorganization or liquidation of the Corporation;

(iv)	a proposed transaction pursuant to which the Corporation would become a public corporation;

(v)	a proposed sale or conveyance of Shares or other securities of the Corporation pursuant to which any person or group of persons acting in concert would acquire Control of the Corporation; or

(vi)	any like proposed transaction;

the Board, or the board of directors of any corporation assuming the obligations of the Corporation, may, having regard to its fiduciary duties and the best interest of the Corporation, as to outstanding Options either:

(vii)	provide that the Options are assumed, or rights equivalent to the Options are substituted, by the acquiring or succeeding corporation (or an affiliate);

(viii)	provide that the Options are then exercisable (for cash or on a cashless basis) and/or that all or some Options (whether or not currently exercisable) may be exercised only within a specific period and not thereafter and that all rights of the Participants under any Options not exercised will terminate at the expiration of that period, provided that the proposed transaction is completed within one hundred and eighty (180) days after the date of the notice; or

(ix)	in case of a merger, amalgamation or other business combination under the terms of which holders of Shares will receive a cash payment for each Share surrendered in the transaction (the “Merger Price”), make or provide for a cash payment to the Participants in the amount of the remainder when;

1.	the aggregate Option Price of all outstanding Options is subtracted from

2.	the product obtained when the Merger Price is multiplied by the number of Shares subject to outstanding vested Options (including any options the vesting of which has been accelerated pursuant to clause (viii) above, if any), in exchange for the termination of those Options.

(b)

agrees that the Participant shall, on a timely basis, enter into any escrow agreement or lock-up agreement with respect to any Shares acquired or which may be acquired upon the exercise of any Options granted to the Participant or any Options held by the Participant to the extent the Board deems that the same is required having considered the advice of any underwriter or agent acting on behalf of the Corporation in connection with any financing, acquisition or corporate transaction or which may be required by applicable regulatory or stock exchange authorities, or as the Board otherwise considers appropriate, it being acknowledged and agreed any such escrow or lock-up agreement may be applied amongst the optionees and/or shareholders on a disproportionate or unequal basis;

(c)	agrees that the Participant shall support and participate in any capital reorganization or restructuring, merger, business combination, amalgamation or other similar transaction involving the Corporation that has been approved by the Board, provided that all holders of Shares and Options, respectively, are treated equally thereunder;

(d)	agrees that it shall, at the time of exercising an Option, execute and deliver to the Corporation the Ancillary Agreements and acknowledges that the Ancillary Agreements restrict transfers of Shares and may provide that any original share certificates of the Corporation shall be held by the Corporation or its legal counsel;

(e)	agrees that neither the Options nor any Shares acquired upon the exercise of any Options shall be transferred, sold, assigned or otherwise disposed of except as specifically authorized under the Plan or the terms of any stock option agreement, provided the foregoing restrictions shall not apply in respect of any Shares acquired pursuant to the exercise of any Option where the Shares are then traded on a North American stock exchange or public market;

(f)	agrees that it shall, when requested by the Corporation, sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable; and

(g)	appoints the Corporation as the attorney of the Participant to execute, acknowledge and deliver all documents, agreements and instruments and take all actions as may be necessary or desirable to give effect to the provisions of this section 7.

8.	ADJUSTMENTS IN SHARES SUBJECT TO THE PLAN

Subject to the provisions of section 7:

(a)	If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange, which for greater certainty does not include the issuance of Shares by the Corporation for consideration, the Board will, subject to any prior approval required of any applicable regulatory authority, make any substitution or adjustment that the Board determines to be appropriate in:

(i)	the Option Price of any unexercised Options;

(ii)	the number or kind of Shares reserved for issuance pursuant to this Plan; or

(iii)	the number and kind of Shares subject to unexercised Options previously granted and in the Option Price of those unexercised Options;

provided however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. In the case of a reorganization of the Corporation or an amalgamation or merger of the Corporation with another corporation, the Board may make any provision for the protection of the rights of Eligible Persons and Participants as the Board in its discretion deems appropriate. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

(b)	Other Changes: In the event that the Corporation takes any action affecting the Shares at any time, other than any action described above, which in the opinion of the Board would materially affect the rights of a Participant, the Option Price or number of Shares issuable upon exercise of any Option will be adjusted in such manner, if any, and at such time, as the Board may determine, but subject in all cases to any necessary regulatory and, if required, shareholder approval. Failure to take such action by the Board so as to provide for an adjustment on or prior to the effective date of any action by the Corporation affecting the Shares will be conclusive evidence that the Board of the Corporation has determined that it is equitable to make no adjustment in the circumstances.

(c)	The Corporation shall not be obligated to issue fractional Shares in satisfaction of its obligations under the Plan or any Option and the Participant will not be entitled to receive any form of compensation in lieu thereof.

(d)	If at any time the Corporation grants to its shareholders the right to subscribe for and purchase pro rata additional securities of the Corporation or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Options in consequence thereof and the Options shall remain unaffected.

(e)	The adjustment in the number of Shares issuable pursuant to Options provided for in this section 8 shall be cumulative.

(f)	On the happening of each and every of the foregoing events, the applicable provisions of the Plan and each of them shall, ipso facto, be deemed to be amended accordingly and the Board shall take all necessary action so as to make all necessary adjustments in the number and kind of securities subject to any outstanding Options (and the Plan) and the Option Price thereof.

9.	AMENDMENT AND TERMINATION OF PLAN AND OPTIONS

The Board shall have the right, in its sole discretion, to amend, suspend or terminate this Plan or any portion thereof at any time, in accordance with applicable legislation; provided that if and so long as any of the Corporation’s securities are listed on the Toronto Stock Exchange (i) any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders and (ii) the Corporation will be required to obtain the approval of a majority of the shareholders of the Corporation for any amendment related to (i) the maximum number of Shares issuable under the Plan; (ii) a reduction in the Option Price for Options held by insiders; and (iii) an extension to the term of Options held by insiders. No amendment, suspension or termination will alter or impair any Options under the Plan, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

10.	WITHHOLDING TAXES

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise shall not be effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the Option Price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of any such Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

11.	INDEMNIFICATION

Every Director will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Corporation, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein. This indemnification is in addition to any rights of indemnification a Director may have under the by-laws of the Corporation, any agreement, any vote of shareholders or disinterested directors or otherwise.

12.	PRIOR PLANS

The Plan shall entirely replace and supersede all prior share option plans, if any, enacted by the Board of Directors of the Corporation or its predecessor corporations including, without limitation, the Broad Based Stock Option Plan dated August 10, 2006, the Amended and Restated Broad Based Stock Option Plan dated April 24, 2007, and the Amended and Restated Broad Based Stock Option Plan dated December 5, 2008 (the “Previous Plans”), which this Plan amends and restates. Notwithstanding the foregoing, all agreements entered into pursuant to the Previous Plans and remaining outstanding on the effective date of this Plan continue with full force and effect under this Plan.

13.	EFFECTIVE DATE AND DURATION OF PLAN

The Plan becomes effective on the Effective Date. The Plan shall remain in full force and effect until such time as the Board shall terminate the Plan, and for so long thereafter as Options remain outstanding in favour of any Participant.

14.	INCENTIVE STOCK OPTIONS (US PARTICIPANTS)

In respect of Participants who are residents of the United States, the following provisions shall apply, in addition to the other provisions of this Plan that are not inconsistent therewith, to Options intended to qualify as incentive stock options (each, an “ISO”) under Section 422 of the United States’ Internal Revenue Code of 1986, as amended (the “Code”):

(a)	Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”) and Options shall not be granted as ISOs to non-employee Directors or independent contractors;

(b)	for purposes of Sections 6(e)(iii) and 6(e)(v) hereof, “disability” in respect of an Participant shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;

(c)	if a Participant ceases to be employed by the Company and/or all Affiliated Entities other than by reason of death or disability, Options shall be eligible for treatment as ISOs only if exercised no later than three (3) months following such termination of employment;

(d)	the Option Price in respect of Options granted as ISOs to employees who own more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation or an Affiliated Entity (a “10% Stockholder”) shall be not less than one hundred and ten percent (110%) of the fair market value per Non-Voting Share on the date of grant and the term of any ISO granted to a 10% Stockholder shall not exceed five (5) years measured from the date of grant;

(e)	Options held by a Participant shall be eligible for treatment as ISOs only if the fair market value (determined at the date of grant) of the Non-Voting Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under the Plan or any other plan of the Company or an Affiliated Entity and which are exercisable for the first time by such individual during any one calendar year does not exceed US$100,000 at such time;

(f)

by accepting an Option granted as an ISO under the Plan, a Participant agrees to notify the Company in writing immediately after such Participant makes a “Disqualifying Disposition” of any Non-Voting Shares acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two (2) years following the date that such ISO was granted or (b) the date one (1) year following the date that such ISO was exercised;

(g)	notwithstanding that the Plan shall be effective when adopted by the Board, no ISO granted under the Plan may be exercised until the Plan is approved by the Company’s shareholders and, if such approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all ISOs previously granted shall terminate and cease to be outstanding and the provisions of this Section 14 shall cease to have effect; furthermore, the Board shall obtain shareholder approval within twelve (12) months before or after any increase in the total number of shares that may be issued under the Plan or any change in the class of employees eligible to receive ISOs under the Plan;

(h)	no modification of an outstanding Option that would provide an additional benefit to a Participant, including but not limited to a reduction of the Option Price or extension of the exercise period, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby; and

(i)	ISOs shall be neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Participant’s lifetime, only by such Participant.

Notwithstanding anything in this Section 14, the Company makes no representation or warranty to any Participant that any Option will, at the date hereof of any time in future, qualify as an ISO under the Code and each Participant specifically acknowledges this limitation.

SCHEDULE “A”

Stock Option Plan Option Agreement

Radian6 Technologies Inc. (the “Corporation”) hereby grants to the Participant named below (the “Participant”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Third Amended and Restated Stock Option Plan (the “Plan”) of the Corporation dated December 21, 2009, the number of non-voting shares in the capital of the Corporation (“Shares”) at the price per share set forth below:

Name of Participant:

Date of Grant:

Number of Shares:

Option Price:

Vesting Period:

Expiry Date:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Stock Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Unless otherwise agreed to above, and subject to Sections 7 and 8 of the Plan, each Option is exercisable in the portions set forth in Section 6(c) of the Plan.

3.	In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period.

4.	Nothing in the Plan or in this Stock Option Agreement will affect the Corporation’s right, or that of an Affiliated Entity, to terminate the employment of, term of office of, or consulting agreement or arrangement with a Participant at any time for any reason whatsoever. Upon such termination, a Participant’s rights to exercise Options will be subject to restrictions and time limits for the exercise of Options. Complete details of such restrictions are set out in the Plan, and in particular in Section 6(e) of the Plan.

5.	Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Corporation must be delivered personally or by prepaid registered mail and must be addressed to the Corporate Secretary of the Corporation. All notices to the Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing.

6.	When the issuance of Shares on the exercise of the Option may, in the opinion of the Corporation, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Corporation reserves the right to refuse to issue such Shares for so long as such conflict or inconsistency remains outstanding.

7.	The Option granted pursuant to this Stock Option Agreement may only be exercised during the lifetime of the Participant by the Participant personally and no assignment or transfer of the Option, other than by will or the laws of descent and distribution, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Option whatsoever in any assignee or transferee, and immediately upon any such assignment or transfer or any attempt to make such assignment or transfer, the Option granted hereunder terminates and is of no further force or effect.

8.	The Participant hereby agrees that:

(a)	any rule, regulation or determination, including the interpretation by the Board of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Corporation and the Participant; and

(b)	the grant of the Option does not affect in any way the right of the Corporation or any Affiliated Entity to terminate the employment of the Participant.

9.	This Stock Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein.

RADIAN6 TECHNOLOGIES INC.

By:
Name: Title:

I have read the foregoing Stock Option Agreement and hereby accept the Option to purchase Shares in accordance with and subject to the terms and conditions of such Stock Option Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Corporate Secretary of the Corporation. I agree to be bound by the terms and conditions of the Plan governing the award.

Date Accepted	Participant’s Signature

Participant’s Name (Please Print)

SCHEDULE “B”

Stock Option Plan Exercise Notice Form – Options

I,                                                                          , hereby exercise the option to purchase                  Shares of Radian6 Technologies Inc. (the “Corporation”) at a purchase price of $         per Share. This Exercise Notice is delivered in respect of the option to purchase          Shares of the Corporation that was granted to me on                      pursuant to the Stock Option Agreement entered into between the Corporation and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Corporation in the amount of $         as              full payment for the Shares to be received upon exercise of the Option.

Date	Participant’s Signature